SCIENTIFIC INDUSTRIES, INC.

JOINDER AGREEMENT

By execution and delivery of this Joinder Agreement, the undersigned hereby (i) agrees to become an Investor, as defined in that certain Registration Rights Agreement, dated as of April 29, 2021, by and among Scientific Industries, Inc., a Delaware corporation (the “Company”), and the investors listed on Schedule A attached thereto, as amended by that certain Amendment to Registration Rights Agreement dated as of June 18, 2021 (as so amended, the “Registration Rights Agreement”) and (ii) to become a party to the Registration Rights Agreement and to be bound by the terms and conditions of the Registration Rights Agreement. The undersigned hereby acknowledges receipt of a copy of the Registration Rights Agreement.

The undersigned hereby authorizes this signature page to be attached to the Registration Rights Agreement or counterparts thereof.

INVESTOR:

By:
Name:
Title:
Address:

Date: June __, 2021

ACCEPTED AND AGREED:

SCIENTIFIC INDUSTRIES, INC.

By:
Name: Helena Santos
Title: Chief Executive Officer